Exhibit 10.2

NEW ATA HOLDINGS INC. 2006

LONG TERM INCENTIVE PLAN

Article I
NATURE AND PURPOSE OF PLAN

This 2006 Long Term Incentive Plan is established by New ATA Holdings Inc., (the “Company”) to promote the interests of the Company and its subsidiaries by providing certain officers of the Company with additional incentives, through a grant of stock options (the “Options”), to enhance the value of the Company.

The Plan provides for the granting of incentive stock options (“Incentive Stock Options”) within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and nonqualified stock options (“Nonqualified Stock Options”).  Each Option agreement (the “Agreement”) shall state whether or not the Option will be treated as an Incentive Stock Option or Nonqualified Stock Option.

Article II
DEFINITIONS AND RULES OF CONSTRUCTION

Section 2.1.  Definitions.  As used in the Plan, the following words and phrases, when capitalized, have the following meanings:

(a) “Beneficiary” means, with respect to each Participant, the person or persons, including a trustee, designated by the Participant to receive the Participant’s incentive benefits under the Plan upon his death.  If no Beneficiary has been designated, or if no designated Beneficiary survives a Participant, the Beneficiary shall be the Participant’s estate.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Company” means New ATA Holdings Inc., and its wholly owned subsidiary, ATA Airlines, Inc.

(e) “Effective Date” means September 12, 2006.

(f) “Eligible Office” means the Chief Executive Officer, the Chief Operating Officer, or a Senior Vice President.

(g) “Employee” means an individual who is a common law employee of the Company.

(h) “Participant” means an individual who holds an Eligible Office.

(i) “Plan” means this instrument, as amended from time to time, and the incentive compensation plan established by this instrument.

(j) “Plan Administrator” means a committee of the Board, authorized to administer the Plan and to interpret and apply its terms.

(k) “Significant Event” each of the following shall be a Significant Event:

1. (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of capital stock of the Company entitled to vote generally in any election of directors (“Voting Stock”) would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the outstanding Voting Stock immediately prior to the merger have the same proportionate voting interests in the capital stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company or (c) the adoption of any plan for the liquidation or dissolution of the Company; or

2. during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(l) “Tag Along Event” means sale of the Company’s Class A Common Stock, par value $0.0001, by a holder of Class A Common Stock of the Company which holds at least 25% of the voting stock of the Company (a “Qualified Class A Stockholder”) in which the purchaser of such stock acquires shares representing 50% or more of the then outstanding Class A Common Stock of the Qualified Class A Stockholder.

(m) “Term” means the time period beginning with the Effective Date and ending on September 11, 2016.

Section 2.2. Rules of Construction.  The following rules of construction shall govern in interpreting the Plan:

(a) The Plan is intended to be an incentive compensation program that is not subject to the Employee Retirement Income Security Act of 1974, as amended.

(b) The Plan and all option agreements shall be effected, interpreted, and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations (the “Section 409A Standards”).  To the extent that any terms of the Plan or option agreement would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

(c) If any provision of the Plan shall be held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

Section 2.3. The provisions of this Plan shall be construed and governed in all respects under and by the internal laws of the State of Indiana.

Article III
INCENTIVE BENEFIT

Section 3.1. Stock Subject to the Plan.  There will be reserved for issuance upon the exercise of Options to be granted from time to time under the Plan an aggregate of 2,000,000 shares of common stock, par value $0.0001 (1/100 of 1 cent) per share, of the Company (the “Stock”), which number of shares may be adjusted from time to time in accordance with the terms set forth herein.  Some or all of such shares of Stock may be issued upon the exercise of Incentive Stock Options.  Shares of Stock issued pursuant to any Option may be authorized and unissued shares of Stock or issued shares of Stock which shall have been reacquired by the Company, in whole or in part, as the Board shall from time to time determine.  If any Option granted under the Plan shall expire, terminate or be forfeited or cancelled for any reason without having been exercised in full, the relevant Stock subject thereto shall again be available for the purposes of the Plan.

Section 3.2. Eligibility.  Options under the Plan may be granted to any employee of the Company or any of its subsidiaries as defined in Section 424(f) of the Code (each, a “Subsidiary”) selected by the Committee.  Options may be granted to employees who hold or have held Options under other plans.  An employee who has been granted an Option may be granted additional Options.

Section 3.3. Option Prices.  Subject to the provisions set forth in this Section 3.3 relating to Incentive Stock Options, the purchase price of the Stock under each Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the Stock on the date of grant of such Option.  Such fair market value shall be determined by the Committee and, unless otherwise determined by the Committee, shall not be less than Market Price (as defined below) on the date of grant of the Option.  No Incentive Stock Options shall be granted to an employee who, at the time the Incentive Stock Options are granted, owns (or is considered as owning within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary (a “10% Shareholder”), unless at the time the Incentive Stock Options are granted (a) the purchase price of the Stock under such Incentive Stock Options is at least 110% of the Market Price of the Stock and (b) the Incentive Stock Options by their terms are not exercisable after the expiration of five years from the date they are granted.  For purposes of the Plan, “Market Price” shall mean at any date (or if no shares of Stock were traded on such date, on the next preceding date on which Stock was traded) the (i) mean between the high and low sales prices of a share of Stock underlying the Option on the New York Stock Exchange (“NYSE”), or (ii) if the Stock is not listed on the NYSE, the mean between the high and low sales prices of a share of Stock on the principal national securities exchange on which the Stock is listed, or (iii) if the Stock is not then listed or admitted to trading on any national securities exchange, on the basis of the average of the high bid and low asked quotations for shares of Stock on the day in question in the over-the-counter market as reported by the Nasdaq Stock Market’s National Market System, or (iv) in all other cases, the value set in good faith by the Committee.  In no event shall the purchase price of Stock under a Nonqualified Stock Option be less than the fair market value of the Stock on the date of grant, as determined in a manner consistent with Code Section 409A and its interpretive regulations.

Section 3.4. Term of Options.  The term of each Option shall be for such period as the Committee shall determine, but not more than 10 years from the date of granting thereof (except that an Incentive Stock Option granted to a 10% Shareholder shall not have a term of more than five years) or such shorter period as is prescribed in Section 3.6 hereof.

Section 3.5. Exercise of Options.  The Committee shall, in its discretion, determine the installments in which an Option granted under the Plan shall become exercisable and shall specify such terms in the applicable Agreement.  In no case may an option be exercised at any time for less than 50 shares (or the remaining shares covered by the Option if less than 50).

Payment shall be made in cash or, unless otherwise provided in the applicable Agreement, in whole shares of Stock already owned by the holder of the Option or partly in cash and partly in such shares; provided, however, that if shares of Stock are to be used to satisfy the exercise price such shares shall have been acquired (i) at least six months prior to the exercise date (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes) or (ii) in an open market purchase.  An Option may be exercised by written notice to the Company.  Such notice shall state that the holder of the Option elects to exercise the Option, the number of shares in respect of which the Option is being exercised and the manner of payment for such shares, and shall either (i) be accompanied by payment of the full purchase price of such shares or (ii) fix a date (not more than 10 business days from the date of exercise) for the payment of the full purchase price of such shares.  Cash payments shall be made by wire transfer or check payable to the order of the Company.  Stock payments (valued at Market Price on the date of exercise) shall be made by delivery of (i) stock certificates in negotiable form or (ii) a completed attestation form prescribed by the Company setting forth the whole shares of stock owned by the holder which the holder wishes to utilize to satisfy the exercise price.  If certificates representing stock are used to pay all or part of the purchase price of an option, a separate certificate shall be delivered by the Company representing the same number of shares as each certificate so used, and an additional certificate shall be delivered representing the additional shares to which the holder of the Option is entitled as a result of the exercise of the Option.  Except as otherwise provided herein, no Option may be exercised at any time unless the holder thereof is then a full-time employee of the Company or a Subsidiary.  The holder of an Option shall have none of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares are transferred to the holder upon the exercise of the Option.

The aggregate Market Price of the Stock for which Incentive Stock Options granted to any one employee under this Plan or any other incentive stock option plan of the Company or of any of its Subsidiaries may by their terms first become exercisable during any calendar year shall not exceed $100,000, determining Market Price as of the date each respective Incentive Stock Option is granted.  In the event such threshold is exceeded in any calendar year, such excess Options shall be automatically deemed to be Nonqualified Stock Options.  To the extent that any Option granted under this Plan which is intended to be an Incentive Stock Option fails for any reason to qualify as such at any time, such Option shall be a Nonqualified Stock Option.

Section 3.6. Termination of Employment.  If the holder’s employment shall terminate or the holder shall become a part-time employee (as defined in the Company’s employment policies or practices or, in the absence thereof, as defined by the Committee, on the date the Option is granted) prior to the complete exercise of an Option, then such Option shall thereafter be exercisable solely to the extent provided herein; provided, however, that (a) no Option may be exercised after the scheduled expiration date of such Option; (b) if the holder’s employment terminates by reason of death, Disability (as defined in Section 422(c)(6) of the Code) or retirement after age 60, the Option shall be accelerated in accordance with Section 3.8 and shall remain exercisable for a period of one year following such termination (but not later than the scheduled expiration of such Option); (c) any termination by the Company for Cause (as defined below) will be treated in accordance with the provisions of the next succeeding paragraph; and (d) if the holder’s employment terminates for any other reason, or the holder becomes a part-time employee, the Option shall remain exercisable for a period of three months following the date of such termination or such conversion to part-time employment (unless the Agreement provides otherwise).  The holder must be a full-time salaried employee of the Company or a Subsidiary on the vesting dates set forth in the Option Agreement in order to become vested in the shares that are scheduled to become vested on such dates.

Prior to the exercise of any Option, if the holder’s employment with the Company or a Subsidiary shall be terminated by the Company or such Subsidiary for Cause, then all Options whether exercisable or unexercisable held by such holder shall immediately terminate.  Cause shall have the meaning established by the Committee or, in the absence thereof, shall mean (y) gross negligence or willful misconduct in the performance of the material duties and services required of a holder or (z) the conviction of a felony or a crime involving an act of moral turpitude; provided, however, that if such termination occurs within 12 months after a Significant Event or Tag Along Event (as defined herein), Cause shall only have the meaning set forth in clause (z) of the immediately preceding sentence.

The Committee may determine whether any given leave of absence constitutes a termination of employment.  Options granted under the Plan shall not be affected by any change of position so long as the holder continues to be a full-time employee of the Company or a Subsidiary.

Section 3.7. Non-transferability of Options.  Except as provided in this Section 3.7, no Option granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution.  The designation of a Beneficiary by an Option holder shall not constitute a transfer.  With the approval of the Committee, a Nonqualified Stock Option may be transferred by gift to any member of the holder’s immediate family or to a trust for the benefit of one or more of such immediate family members.  For the purposes of this Section 3.7, “immediate family” shall mean the spouse, children and grandchildren, parents, grandparents, former spouses, siblings, nieces, nephews, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive or step relationships and any person sharing the employee’s household (other than as a tenant or employee).

Section 3.8. Acceleration of Vesting.  In the event of any Significant Event (as defined in Section 2.1(k), Tag Along Event (as defined in Section 2.1 (l), or if a holder’s employment shall terminate by reason of termination without Cause, death, Disability or retirement after age 60, then, notwithstanding any contrary vesting period in any Agreement or in the Plan, and unless the applicable Agreement provides otherwise, each outstanding Option granted under the Plan shall immediately become exercisable in full in respect of the aggregate number of shares covered thereby.

Article IV
ADMINISTRATION

Section 4.1. Plan Administrator.  The Plan Administrator shall administer the Plan and may delegate all or a portion of its responsibility to such individuals as deemed appropriate.

Section 4.2. Powers and Duties of the Plan Administrator.  Subject to the specific limitations stated in this Plan, the Plan Administrator shall have the following powers, duties, and responsibilities:

(a)  To carry out the general administration of the Plan;

(b)  To cause to be prepared all forms necessary or appropriate for the administration of the Plan;

(c)  To keep appropriate books and records;

(d)  To determine amounts to be distributed to each Participant and Beneficiary under the provisions of the Plan;

(e)  To determine, consistently with the provisions of this instrument, all questions of eligibility, rights, and status of each Participant and Beneficiary under the Plan;

(f)  To issue, amend, and rescind rules relating to the administration of the Plan, to the extent those rules are consistent with the provisions of this instrument;

(g)  To exercise all other powers and duties specifically conferred upon the Plan Administrator elsewhere in this instrument; and

(h)  To interpret, with discretionary authority, the provisions of this Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility.

The Plan Administrator’s determinations in carrying out its powers and duties shall be final and binding for all purposes and upon all persons, including each Participant and his Beneficiaries.

Section 4.3. Effect of Certain Changes.  Notwithstanding any other provisions of the Plan, unless the Agreement provides otherwise, the Committee shall adjust the number of shares subject to each unexercised or unvested Option and the option prices upon the occurrence of an event described in the next paragraph.  Upon any such event, the aggregate number of shares available under the Plan shall also be appropriately adjusted by the Committee, whose determination shall be conclusive.

In the event of changes in the outstanding Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends or any like change or in the event of any reorganization, recapitalization, merger, consolidation, acquisition of property or stock separation or liquidation of the Company, or any other event similarly affecting the Company, the Committee shall have the right, but not the obligation, to (a) appropriately adjust the number of shares of Stock subject to outstanding Options and the related purchase prices or (b) provide that outstanding Options shall be cancelled in respect of a cash payment or the payment of securities or property, or any combination thereof, with a per share value determined by the Committee in good faith.

Such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Any fractional shares resulting from such adjustment shall be eliminated.

Article V
AMENDMENT AND TERMINATION

Section 5.1. Termination and Amendment.  Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no Option shall be granted after September 11, 2016.  The Plan may be terminated, modified or amended by the shareholders of the Company.  The Board may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable; provided, however, that the Board may not, without approval by the holders of a majority of the outstanding shares of voting stock of the Company present and voting at a duly held meeting at which a quorum is present, (a) increase the maximum number of shares of Stock as to which Options may be granted under the Plan other than pursuant to the anti-dilution provision of Section 4.3 hereof, (b) change the class of employees eligible to receive Options or (c) adopt such other amendment for which stockholder approval is required by law or the rules of any exchange upon which the Stock is listed.  No termination, modification or amendment of the Plan may, without the consent of the employee to whom any Option shall theretofore have been granted, adversely affect the rights of such employee under such Option.

Article VI

MISCELLANEOUS

Section 6.1. Written Agreement.  Each Option shall be evidenced by an Agreement which may contain such terms as the Committee from time to time shall approve provided that such terms are not inconsistent with the provisions of the Plan.  Unless the Agreement specifies otherwise, the effective date of the granting of an Option shall be the date on which the Committee approves such grant.  Each grantee of an Option shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company and the grantee, provided that such grant of Options shall terminate if such written Agreement is not signed by such grantee (or his attorney) and delivered to the Company within 60 days after the effective date of such grant.

Section 6.2.  Anticipation of Benefits.  Neither a Participant nor his Beneficiary shall have the power to transfer, assign, pledge, or otherwise encumber in advance any of the incentive benefits that may become due under this Plan, and any attempt to do so shall be void.  Except with respect to incentive benefits already paid in cash, any incentive benefits under this Plan shall not be subject to attachment, garnishment, execution, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

Section 6.3. No Guarantee of Continued Employment.  Nothing contained in this Plan or any action taken under the Plan shall be construed as a contract of employment or as giving a Participant any right to be retained in employment with the Company.

Section 6.4. Persons Subject to the Plan.  This Plan shall be binding upon and inure to the benefit of each Participant and his Beneficiaries and upon the Company and its successors and assigns.

Section 6.5. Tax Withholding.  In connection with the transfer of shares of Stock as a result of exercise of an Option or upon any other event that would subject the holder of an Option to taxation, the Company shall have the right to require the holder to pay an amount in cash or to retain or sell without notice, or to demand surrender of, shares of Stock in value sufficient to cover any tax, including any Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such transfer (“Withholding Tax”), and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the employee.  For purposes of this Section 6.5, the value of shares of Stock so retained or surrendered shall be the Market Price on the date that the amount of the Withholding Tax is to be determined (the “Tax Date”), and the value of shares of Stock so sold shall be the actual net sale price per share (after deduction of commissions) received by the Company.

Notwithstanding the foregoing, the employee shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax or by requiring the Company to retain or to accept upon delivery thereof shares of Stock sufficient in value (determined in accordance with the last sentence of the preceding paragraph) to cover the amount of such Withholding Tax.  Each election by an employee to have shares retained or to deliver shares for this purpose shall be subject to the following restrictions: (a) the election must be in writing and made on or prior to the Tax Date; and (b) the election shall be subject to the disapproval of the Committee.

New ATA Holdings Inc. has caused this Plan to be executed by its duly authorized officer on the 4th day of October, 2006.

New ATA Holdings Inc.

By:	/s/ JOHN G. DEVISON